UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

June 5, 2015

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

Through June 10, 2015, Lennar Corporation (the “Company”) had entered into privately negotiated Exchange Agreements with holders of the Company’s 2.75% convertible senior notes due 2020 (“2.75% Notes”) to exchange $99.1 million aggregate principal amount of 2.75% Notes for $99.3 million in cash, which is comprised of the face value plus accrued interest on those 2.75% Notes, and 2.4 million shares of Class A common stock, which is based upon the amount by which that market value of the shares issuable on exchange of those 2.75% Notes exceeds their face amount. No commissions or other remuneration was paid or given for soliciting the redemptions. In addition, as a result of a conversion request on April 22, 2015, the Company issued approximately $10,000 in cash and 239 shares of Class A common stock upon conversion of $10,000 aggregate principal amount of 2.75% Notes.

The Notes were originally issued on November 10, 2010 and are currently convertible, pursuant to the terms of the Indenture governing the 2.75% Notes, into cash, shares of Class A common stock or a combination of both, at the Company’s election. Holders may convert the 2.75% Notes at the initial conversion rate of 45.1794 shares of Class A common stock per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $22.13 per share of Class A common stock. The Company issued the Class A common stock on exchange or conversion of the 2.75% Notes in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of that Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2015	Lennar Corporation

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President and Chief Financial Officer